UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012 (February 21, 2012)

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Executive Drive, Suite #100,

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 21, 2012, the Compensation Committee of InfoSonics Corporation (the “Company”) approved two employment agreements as set forth below under Item 5.02 of this Current Report which is incorporated herein by this reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, the Compensation Committee of the Company authorized and approved the extension of the term of the employment agreement between the Company and Mr. Joseph Ram, the Company’s Chief Executive Officer (the “Ram Employment Agreement”) which is set to expire on April 8, 2012. The Committee also authorized and approved the entry into an employment agreement between the Company and Mr. Vernon A. LoForti, the Company’s Chief Financial Officer (the “LoForti Employment Agreement”).

The terms of the amended Ram Employment Agreement are substantially similar to the previous agreement with the exception of an increase to Mr. Ram’s salary. The term of the amended Ram Employment Agreement will be extended for a period of 4 years commencing on April 8, 2012 and Mr. Ram’s annual base salary will be increased to $365,000.

The LoForti Employment Agreement will become effective on March 1, 2012 and will have a 2 year term. Under the terms of the Agreement, the Company agrees to pay Mr. LoForti an annual base salary of $195,000. If, as defined in the Agreement, Mr. LoForti’s employment is terminated without “cause” or if he resigns for “reasonable basis,” he will be entitled to receive as severance, payments of his base salary for 6 months, conditioned upon the execution by Mr. LoForti within 45 days of the termination date, of a general release and waiver of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Vernon A. LoForti
Vernon A. LoForti
Date: February 27, 2012	Chief Financial Officer